DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz

                     CERTIFICATE OF AMENDMENT
                (PURSUANT TO NRS 78.385 AND 78.390)

       Certificate of Amendment to Articles of Incorporation
                  For Nevada Profit Corporations
   (Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of corporation:   Natalma Industries, Inc.

2. The articles have been amended as follows (provide article numbers, if available)

   Article 1. NAME: The name of the Corporation is: Tactical Air
   Defense Services, Inc.

   Article IV. AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorized capital stock of the Corporation shall be 100,000,000 of which 100,000,000 shares are designated common shares, par value $0.001 per share.

   At the effective date of this amendment to the Articles of Incorporation, each 3 shares of Common Stock, par value $0.001 per share, outstanding as of September 13, 2005, shall automatically be combined into one share of Common Stock, par value $0.001 per share. No fractional shares of Common Stock shall be issued upon such combination effected by this amendment, but in lieu thereof, the Corporation shall round up the number of shares to be issued to any holder of a fractional share and issue one whole share for each fractional interest.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 75%

4. Effective date of filing (optional):

5. Officer Signature (required): /s/ Derick Sinclair

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.